Exhibit 99.1

Contacts:

	Investors:	Media:
	Patrick E. Flanigan III	Brian P. Gill
	Vice President	Vice President
	Investor Relations	Corporate Communications
	(908) 673-9969	(908) 673-9530

CELGENE REPORTS RECORD FOURTH QUARTER AND

FULL YEAR 2011 OPERATING AND FINANCIAL RESULTS

–Total Revenue of $4.8 Billion, Increased 34 Percent Y/Y

– Non-GAAP Diluted Earnings Per Share of $3.79, Increased 36 Percent Y/Y

– Confirms 2012 Outlook

SUMMIT, NJ — (January 26, 2012) — Celgene Corporation (NASDAQ: CELG) reported Non-GAAP net product sales of $1,241 million for the fourth quarter of 2011, a 21 percent increase from the same period in 2010.  Non-GAAP net income for the fourth quarter of 2011 increased 38 percent to $473  million compared to $343 million in the fourth quarter of 2010.  For the same periods, Non-GAAP diluted earnings per share increased 46 percent to $1.05 from $0.72.

Full year Non-GAAP net product sales for 2011 were $4,673 million.  Full year Non-GAAP net income for 2011 was $1,753 million or Non-GAAP diluted earnings per share of $3.79.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported fourth quarter 2011 net product sales of $1,243 million and net income of $410 million or $0.91 per diluted share.  For the fourth quarter of 2010, net product sales were $1,040 million and net income was $210 million or $0.44 per diluted share.

Full year GAAP net product sales were $4,700 million.  Full year GAAP net income for 2011 was $1,318 million or GAAP diluted earnings per share of $2.85.

“Our 2011 record financial and operational results reflect the strength of our operating momentum worldwide in a dynamic and challenging economic environment,” said Bob Hugin, Chairman and Chief Executive Officer of Celgene Corporation.  “The accomplishments of 2011 have strategically positioned us to capitalize on multiple transformational milestones for Celgene in 2012.”

Fourth Quarter and Full Year 2011 Financial Highlights

Unless otherwise stated, all comparisons are for the fourth quarter and full year of 2011 compared to the fourth quarter and full year of 2010.  The non-GAAP operating expenses presented below exclude share-based employee compensation expense, non-core operations acquired from Abraxis, IPR&D impairments, upfront payments for R&D collaborations and a Canadian pricing settlement.

Net Product Sales Performance

•                  REVLIMID® sales for the fourth quarter increased 20 percent to $855 million and were driven by strong overall market share, increased duration of therapy and geographic expansion.  Fourth quarter U.S. sales of $488 million and international sales of $367 million increased 21 percent and 20 percent, respectively.  Full year REVLIMID sales were $3,208 million, an increase of 30 percent.

•                  ABRAXANE® sales for the fourth quarter were $104 million. U.S. sales were $92 million and international sales were $12 million.  U.S. sales decreased approximately 1.9 percent from the third quarter, largely due to the resolution of the generic paclitaxel shortage.  Sales outside the U.S. were impacted by the timing of orders from our distributors and partners.  In addition, some international sales were negatively impacted by quality issues with contract manufacturers.

•                  VIDAZA® fourth quarter sales increased 34 percent to $189 million.  U.S. sales increased 19 percent to $86 million.  International sales increased 51 percent to $104 million, driven by recent launches in multiple markets, including the United Kingdom and Japan.

•                  THALOMID® sales were $82 million in the fourth quarter, representing a 12 percent decrease; for 2011 sales were $339 million, a decrease of 13 percent.

Research and Development (R&D)

Non-GAAP R&D expenses were $349 million for the fourth quarter compared to $298 million for the fourth quarter 2010.  The fourth quarter 2011 included R&D expense associated with Abraxis activities, which were acquired in October 2010.  The Company is conducting over 25 late-stage trials evaluating new products or new indications for existing products and several of those trials achieved peak enrollment in the fourth quarter.  Additionally, a $20 million payment was made to Agios to extend our existing collaboration by one year to 2014.

For the full year of 2011, non-GAAP R&D expenses were $1,240 million compared to $918 million for the full year 2010.  The majority of the increase is attributed to late stage trials completing enrollment during 2011.  Additionally, non-GAAP R&D expenses included the Agios collaboration extension payment, milestone payments of $15 million to Acceleron Pharma and expenses associated with Abraxis activities.

On a GAAP basis, R&D expenses were $436 million for the fourth quarter 2011 and $328 million for the same period in 2010; full year R&D expenses were $1,600 million for 2011 compared to $1,128 million for 2010.

Selling, General, and Administrative (SG&A)

Non-GAAP SG&A expenses were $278 million for the fourth quarter of 2011 compared to $252 million for the fourth quarter of 2010.  The increase was primarily due to higher marketing and sales related expenses resulting from product launches for REVLIMID in Japan, ISTODAX in the U.S., and ABRAXANE in the U.S. and Europe.  Additional expense was also incurred in China in preparation for the filing of REVLIMID and its future launch in China.

For the full year 2011, Non-GAAP SG&A was $1,099 million versus $842 million in 2010.  The increase was primarily due to the product launches and preparations noted above, in addition to expenses and integration costs related to the Abraxis business.  Also, higher marketing and sales related expenses were incurred due to participation at an increased number of international medical conferences.

On a GAAP basis, SG&A expenses were $315 million for the fourth quarter of 2011 compared to $295 million for the same period in 2010; full year SG&A expenses were $1,226 million for 2011 compared to $951 million for 2010.

Cash, Cash Equivalents, and Marketable Securities

Operations generated cash flow of $1,832 million for 2011, an increase of 55 percent compared to 2010.  Under its authorized stock repurchase program, Celgene purchased approximately 10.2 million shares during the fourth quarter at a total cost of approximately $647 million.  For the full year 2011, Celgene purchased approximately 38.3 million shares at a cost of approximately $2,221 million.  As of December 31, 2011, the Company had $1,387 million remaining under the existing stock repurchase program.  The Company ended the year with $2,648 million in cash and marketable securities. Celgene ended the year with approximately 437 million actual shares outstanding and approximately 445 million fully diluted shares outstanding.

Product and Pipeline Updates

Hematology

REVLIMID:  Celgene believes a decision on its marketing application for REVLIMID in newly diagnosed multiple myeloma (NDMM) and maintenance therapy in the EU could be reached by the European Commission during the first half of 2012.  The Company plans to submit marketing applications for NDMM in additional markets, including the U.S., during 2012.

The Company filed a marketing application for relapsed and refractory multiple myeloma with the State Food and Drug Administration (SFDA) in China.  A decision is expected by the end of the year. During the first quarter of 2012, the Company plans to submit a marketing application for deletion 5q transfusion dependent low-risk myelodysplastic syndromes with the European Medicines Agency (EMA).

Pomalidomide:  The Company presented final phase II data from MM-002 in relapsed and refractory multiple myeloma at the American Society of Hematology meeting in December 2011.  Celgene plans to submit a marketing application for relapsed and refractory multiple myeloma with the U.S. Food and Drug Administration (FDA) during the first quarter of 2012.  A marketing application submission with the EMA for the same indication is planned in the first half of 2012.  The phase III MM-003 study is on track and expected to be fully enrolled in the middle of the year.  The Company’s phase III trial to support registration in myelofibrosis is expected to be fully accrued in the first quarter of 2012.

Oncology

ABRAXANE:  Celgene submitted a supplemental new drug application (sNDA) to the FDA for the first-line treatment of patients with advanced non-small cell lung cancer (NSCLC) in December, 2011.  A decision is expected by the end of the year.  The Company is evaluating regulatory strategies to obtain NSCLC approvals in Europe and other international markets.

The phase III trial comparing ABRAXANE to dacarbazine in over 510 treatment-naïve metastatic malignant melanoma patients is fully enrolled.  Progression-free survival is the primary endpoint, with overall survival as a key secondary endpoint.  Data on the primary efficacy endpoint is expected in the middle of 2012.

The phase III trial of over 840-patients with pancreatic cancer comparing ABRAXANE plus gemcitabine to gemcitabine alone is now approximately 90% enrolled with enrollment expected to complete in the first quarter of 2012.  The primary endpoint is overall survival.  Data on the primary efficacy endpoint is expected in early 2013.

Inflammation & Immunology

Apremilast:  Enrollment of approximately 2,800 patients in five phase III trials (three in psoriatic arthritis and two in psoriasis) is complete.  Data from these pivotal studies are expected beginning in the middle of 2012.  An additional phase III trial in treatment-naïve psoriatic arthritis patients is expected to complete enrollment in the first half of 2012.

Data from a phase II trial in ankylosing spondylitis was presented at the American College of Rheumatology meeting in November, 2011.  Based upon these results a phase III trial in ankylosing spondylitis is scheduled to start in the first quarter of 2012.  Enrollment in a phase IIb trial for rheumatoid arthritis is complete, with data expected during the first half of 2012.

Celgene Forecasts Continued Revenue and Earnings Growth in 2012

•                  Non-GAAP Total Revenue expected to increase approximately 15 percent year-over-year to a range of $5,400 to $5,600 million

•                  REVLIMID Net Product Sales anticipated to increase approximately 19 percent year-over-year to a range of $3,750 to $3,850 million

•                  Non-GAAP diluted EPS expected to increase approximately 25 percent year-over-year to a range of $4.70 to $4.80, guidance assumes a constant share count from December 2011 through 2012

Fourth Quarter and Full Year 2011 Conference Call and Webcast Information

Celgene will host a conference call to discuss the fourth quarter and full year 2011 operating and financial performance on Thursday, January 26, 2012, at 9:00 a.m. ET.  The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon January 26, 2012, until midnight ET February 2, 2012.  To access the replay, in the U.S. dial 800-585-8367; international dial 404-537-3406; and Participant Pass code 40618621. The Company’s first quarter 2012 financial and operational results are expected to be reported in late April.

About REVLIMID

In the U.S., REVLIMID (lenalidomide) in combination with dexamethasone is indicated for the treatment of multiple myeloma (MM) patients who have received at least one prior therapy.  REVLIMID is indicated for patients with transfusion-dependent anemia due to Low- or Intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.

About ABRAXANE

In the U.S., ABRAXANE for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) is indicated for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six month of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the company’s Web site at www.celgene.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains non-GAAP financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These non-GAAP measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways. See the attached Reconciliations of GAAP to non-GAAP Net Income for explanations of the amounts excluded and included to arrive at non-GAAP net income and non-GAAP earnings per share amounts for the three-month and twelve-month periods ended

December 31, 2011 and 2010 and for the projected amounts for the year ending December 31, 2012.

#  #  #

Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three-Month Periods Ended		Twelve-Month Periods Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net product sales	$1,242,635	$1,040,274	$4,699,690	$3,508,438
Collaborative agreements and other revenue	3,032	3,375	19,500	10,540
Royalty revenue	38,230	28,039	122,880	106,767
Total revenue	1,283,897	1,071,688	4,842,070	3,625,745

Cost of goods sold (excluding amortization of acquired intangible assets)	77,503	113,071	425,859	306,521
Research and development	436,427	327,530	1,600,264	1,128,495
Selling, general and administrative	315,107	295,112	1,226,314	950,634
Amortization of acquired intangible assets	75,045	68,030	289,226	203,231
Acquisition related (gains) charges and restructuring, net	(24,916)	27,036	(142,346)	47,229
Total costs and expenses	879,166	830,779	3,399,317	2,636,110

Operating income	404,731	240,909	1,442,753	989,635

Equity in losses of affiliated companies	1,838	1,182	2,804	1,928
Interest and other income (expense), net	(1,231)	(17,916)	(20,427)	24,903

Income before income taxes	401,662	221,811	1,419,522	1,012,610

Income tax (benefit) provision	(8,516)	12,564	102,066	132,418

Net income	410,178	209,247	1,317,456	880,192

Non-controlling interest	—	320	694	320

Net income attributable to Celgene	$410,178	$209,567	$1,318,150	$880,512

Net income per common share attributable to Celgene:
Basic	$0.93	$0.45	$2.89	$1.90
Diluted	$0.91	$0.44	$2.85	$1.88

Weighted average shares - basic	441,064	469,244	455,348	462,298

Weighted average shares - diluted	449,747	476,709	462,748	469,517

	December 31,
	2011	2010
Balance sheet items:
Cash, cash equivalents & marketable securities	$2,648,154	$2,601,301
Total assets	10,005,910	10,177,162
Short-term borrowings	526,684	—
Long-term debt	1,275,585	1,247,584
Total equity	5,512,727	5,995,472

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Net Income

(In thousands, except per share data)

		Three-Month Periods Ended		Twelve-Month Periods Ended
		December 31,		December 31,
		2011	2010	2011	2010

Net income attributable to Celgene - GAAP		$410,178	$209,567	$1,318,150	$880,512

Before tax adjustments:
Net product sales:
Sales of products exited or to be exited:
Pharmion	(1)	(1,752)	(1,511)	(5,423)	(8,234)
Abraxis	(1)	—	(15,864)	(21,265)	(15,864)

Collaborative agreements and other revenue:
Abraxis non-core revenues	(2)	—	(943)	(1,714)	(943)

Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(3)	2,708	1,867	9,762	6,776
Abraxis inventory step-up	(4)	—	34,722	90,278	34,722
Cost of products exited or to be exited:
Pharmion	(2)	3,744	1,569	9,881	9,783
Abraxis	(2)	—	9,298	13,151	9,298
EntreMed intercompany royalty	(5)	—	(202)	—	(283)

Research and development:
Share-based compensation expense	(3)	24,705	21,725	104,704	82,097
Abraxis non-core activities	(2)	—	7,338	8,728	7,338
IPR&D impairment	(6)	—	—	118,000	—
Upfront collaboration payments	(7)	62,497	—	128,479	121,176

Selling, general and administrative:
Share-based compensation expense	(3)	26,831	27,647	102,736	93,924
Abraxis non-core activities	(2)	—	15,089	15,065	15,089
Canadian pricing settlement	(8)	9,814	—	9,814	—

Amortization of acquired intangible assets:
Pharmion	(9)	39,938	39,832	159,750	159,750
Gloucester	(9)	12,875	6,550	40,217	21,833
Abraxis	(9)	22,232	21,648	89,259	21,648

Acquisition related (gains) charges and restructuring, net:
Gloucester contingent liability accretion	(10)	(10,203)	5,997	3,995	22,694
Abraxis acquisition costs	(10)	—	17,907	(357)	21,403
Abraxis restructuring costs	(10)	—	16,114	5,474	16,114
Change in fair value of contingent value rights issued as part of Abraxis acquisition	(10)	(14,713)	(12,982)	(151,458)	(12,982)

Equity in losses of affiliated companies:
EntreMed, Inc.	(11)	102	352	644	1,295
Abraxis non-core activities	(2)	—	1,307	1,932	1,307

Interest and other income (expense), net:
Abraxis non-core activities	(2)	—	(2,774)	104	(2,774)
Gain on divestment of non-core activities	(12)	—	—	(2,931)	—

Non-controlling interest:
Abraxis non-core activities	(2)	—	(320)	(694)	(320)

Net income tax adjustments	(13)	(115,898)	(61,182)	(293,373)	(174,904)
Net income - non-GAAP		$473,058	$342,751	$1,752,908	$1,310,455

Net income per common share - non-GAAP:
Basic		$1.07	$0.73	$3.85	$2.83
Diluted		$1.05	$0.72	$3.79	$2.79

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Net Income

Explanation of adjustments:

(1)	Exclude sales related to non-core former Pharmion Corp., or Pharmion, products to be exited and Abraxis BioScience Inc., or Abraxis, products that have been exited.
(2)

Exclude the estimated impact of activities arising from the acquisitions of Abraxis that are not related to core nab technology and of Pharmion that have been exited or are planned to be exited, including other miscellaneous revenues, the cost of goods sold for products that have been exited or are planned to be exited, as well as operating expenses and other costs related to such activities.

(3)

Exclude share-based compensation expense totaling $54,244 for the three-month period ended December 31, 2011 and $51,239 for the three-month period ended December 31, 2010. The after tax net impact reduced GAAP net income for the three-month period ended December 31, 2011 by $39,942, or $0.09 per diluted share and for the three-month period ended December 31, 2010 by $38,797, or $0.08 per diluted share. Exclude share- based compensation expense totaling $217,202 for the twelve-month period ended December 31, 2011 and $182,797 for the twelve-month period ended December 31, 2010. The after tax net impact reduced GAAP net income for the twelve-month period ended December 31, 2011 by $161,302, or $0.35 per diluted share and for the twelve-month period ended December 31, 2010 by $140,448, or $0.30 per diluted share.

(4)	Exclude acquisition-related inventory step-up adjustments to fair value which were expensed for Abraxis in 2011.
(5)	Exclude the Company’s share of THALOMID royalties payable to EntreMed, Inc. for the three- and twelve-month periods ended December 31, 2010.
(6)	IPR&D impairment related to a reduction in the probability of obtaining progression free survival labeling for the treatment of non-small cell lung cancer for ABRAXANE in the United States.
(7)

Exclude upfront payments for research and development collaboration arrangements with Vaxon Biotech, AnaptysBio, and Quantice1 Pharma during the fourth quarter of 2011 plus upfront payments to Acceleron and the Institute for Advanced Health for the full year of 2011 and Agios Pharmaceuticals, Inc. in 2010.

(8)	Pricing settlement with the Patented Medicine Prices Review Board of Canada related to sales of THALOMID.
(9)	Exclude amortization of acquired intangible assets from the acquisitions of Pharmion, Gloucester Pharmaceuticals, Inc., or Gloucester, and Abraxis.
(10)	Exclude acquisition related (gains) charges and restructuring for Gloucester and Abraxis.
(11)	Exclude the Company’s share of EntreMed, Inc. equity losses.
(12)	Exclude gain recognized on divestment of non-core activities obtained in the acquisition of Abraxis.
(13)

Net income tax adjustments reflect the estimated tax effect of the above adjustments and the impact of certain other non-operating tax adjustments, including one time effects of changes in tax law and acquisition related matters.

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2012 Projected GAAP to Non-GAAP Net Income

(In thousands, except per share data)

	Range
	Low	High

Projected net income - GAAP	$1,883,000	$2,001,000

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	12,000	11,000

Research and development:
Share-based compensation expense	113,000	103,000

Selling, general and administrative:
Share-based compensation expense	111,000	100,000

Amortization of acquired intangible assets	139,000	139,000

Acquisition related (gains) charges and restructuring, net:
Gloucester contingent liability accretion	28,000	28,000

Net income tax adjustments	(194,000)	(246,000)

Projected net income - non-GAAP	$2,092,000	$2,136,000

Projected net income per diluted common share - GAAP	$4.23	$4.50

Projected net income per diluted common share - non-GAAP	$4.70	$4.80

Projected weighted average diluted shares	445,000	445,000